Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Office 800.404.3970 Fax Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770

May 17, 2012

Board of Directors

MetroCorp Bancshares, Inc.

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

Ladies and Gentlemen:

We have acted as counsel for MetroCorp Bancshares, Inc., a Texas corporation (the “Company”), in connection with the issuance and sale by the Company of 4,445,000 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), and up to an additional 666,750 of its Common Stock to cover over-allotments, if any (collectively, the “Shares”). The Shares are proposed to be sold to Keefe, Bruyette & Woods, Inc., as the sole underwriter (the “Underwriter”), pursuant to an underwriting agreement entered into between the Company and the Underwriter (the “Underwriting Agreement”).

The shares are to be offered and sold by the Company pursuant to a prospectus supplement dated May 15, 2012 (the “Prospectus Supplement”) and the accompanying base prospectus (the “Base Prospectus” and, collectively with the Prospectus Supplement, the “Prospectus”) that form a part of the Registration Statement on Form S-3 filed by the Company, File No. 333-180889, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We have been requested by the Company to render this opinion.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement; (2) the Amended and Restated Articles of Incorporation of the Company, as amended; (3) the Amended and Restated Bylaws of the Company, as amended; (4) certain resolutions of the Board of Directors of the Company; (5) the Underwriting Agreement; and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies and the truthfulness of all statements of fact contained therein.

Board of Directors

May 17, 2012

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares proposed to be sold pursuant to the Underwriting Agreement will, when issued in accordance with the terms thereof, be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the law of the State of Texas and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP